UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

March 4, 2008

Date of report (Date of earliest event reported)

VERACITY MANAGEMENT GLOBAL, INC.

(Exact name of Registrant as specified in Charter)

Delaware	000-52493	43-1889792
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

2655 LeJeune Road, Suite 311, Coral Gables, FL 33134

(Address of principal executive office, including zip code)

(305) 728-1359

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) On March 4, 2008 Michael H. Rideman Chief Executive Officer and Co- Chairman resigned from all positions held for personal reason.

(b) On March 4, 2008, pursuant to a unanimous written consent in lieu of a special meeting of the Board of Directors of the Registrant of which there are no committees (the “Unanimous Consent”), approved the resignation of Michael H. Rideman as the Chief Executive Officer and Co-Chairman of the Registrant.

(c) On March 4, 2008, and pursuant to the Unanimous Consent, Alex Trujillo, was elected as the President and will continue as Chief Operating Officer. In addition he was named a director of the Registrant to fill the vacancy created by the resignation of Michael H. Rideman to serve for a term of three years. There is no family relationship between Mr. Trujillo and any other executive officer or director of the Registrant.

The following is a brief summary of the business experience of Mr. Trujillo:

Mr. Trujillo has been with Registrant since July 2004. Prior to then he had been employed by Auxis Consulting as VP of Technology solutions. Mr. Trujillo has over twenty-five years experience, in capacities varying from technical, to managerial responsibilities, for both domestic and multi-national organizations. Mr. Trujillo has extensive experience in implementing complex projects utilizing technology with business driven strategies through the application of design, development and implementation of enterprise level programmed office.

(d) On March 4, 2008, and pursuant to the Unanimous Consent, Donald W Prosser was elected as a member of the Registrant’s Board of Directors to fill the vacancy previously unfilled position and to serve until the next annual meeting of the stockholders of the Registrant. On the same date, Nicholas Richard Grassano was reconfirmed as the Registrant’s Chief Financial Officer and Secretary. The Registrant is currently in the process of interviewing candidates for the remaining two unfilled Broad of Directors positions and a search for a new Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERACITY MANAGEMENT GLOBAL, INC.

Date: March 9, 2008	BY:	/s/ Nicholas Richard Grassano
Nicholas Richard Grassano, CFO